HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)

AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman,           Kerry Thalheim
 Chief Executive Officer &              675 Third Avenue
 President (201) 236-2631               New York, NY  10017
Joseph Hurley, Chief Financial          (212) 661-8030
 Officer & Executive Vice President
(201) 236-6141

FOR IMMEDIATE RELEASE
October 23, 1997


                   HUBCO, Inc. and Poughkeepsie Financial Corp
                           Sign a Definitive Agreement

         Mahwah, New Jersey, October 23, 1997--HUBCO, Inc. (NASDAQ:HUBC), and Poughkeepsie Financial Corp. (NASDAQ:PKPS) today announced the signing of a definitive merger agreement. Under the terms of the agreement each share of Poughkeepsie Common Stock will be exchanged for .30 shares of HUBCO Common Stock, so long as the median closing price for HUBCO Common Stock during a pre-closing period is at or above $33.33. Based upon HUBCO's October 22, 1997 closing price of $35.375 for HUBCO Common Stock, .30 shares of HUBCO Common Stock would have a value of $10.61. This $10.61 value equates to $136 million, or 184% of Poughkeepsie Financial's book value, and 30 times Poughkeepsie Financial's annualized six months' earnings, and represents a deposit premium of 10.25%. If the median HUBCO price during the pre-closing period is below $33.33 but above $31.25, each share of Poughkeepsie Financial's Common Stock would be exchanged for shares of HUBCO Common Stock with a value of $10.00. If HUBCO's median pre-closing price is $31.25 or below, a maximum exchange ratio of .32 would apply. In addition, the agreement provides that Poughkeepsie Financial will be able to increase its quarterly cash dividends to an amount substantially equivalent to HUBCO's cash dividend as adjusted for the exchange ratio.

         In connection with the execution of the merger agreement, Poughkeepsie Financial has issued an option to HUBCO which, under certain defined circumstances, would enable HUBCO to purchase up to 2,000,000 shares of Poughkeepsie Financial Common Stock. The transaction, which is expected to close in the first quarter of 1998, is expected to be treated as a tax-free exchange to holders of Poughkeepsie Financial stock and be accounted for as a pooling of interests.

         This will be HUBCO's twentieth acquisition in seven years and represents HUBCO's first entry into New York State. Poughkeepsie Financial has offices in Rockland, Orange and Dutchess Counties of New York. Rockland County is contiguous to Bergen County, New Jersey, where HUBCO's headquarters is located.

                  "This merger expands HUBCO's market into New York State. It is another step in developing a chain of competitive community banking institutions which provide local services to their customers and communities while achieving efficiencies through technology, centralized processing and strong incentive programs," stated Kenneth T. Neilson, HUBCO's Chairman, President and Chief Executive Officer.

         Joseph B. Tockarshewsky, Chairman, President and Chief Executive Officer of Poughkeepsie Financial, stated "The directors and management are proud of the value that this merger creates for our stockholders. The resources and strength of HUBCO will provide Bank of the Hudson with the ability to continue its longstanding commitment of excellence in products and service to the communities of the Hudson Valley."

         Poughkeepsie Financial Corp. is the holding company for Bank of the Hudson, an $880 million asset institution headquartered in Poughkeepsie, New York, formerly known as Poughkeepsie Savings Bank, FSB. The bank celebrated its 165th anniversary last year. It operates fifteen branches in three counties of New York. The name Bank of the Hudson will be maintained by HUBCO for its New York subsidiary, and Joseph B. Tockarshewsky will remain the Chairman and CEO of Bank of the Hudson.

                  Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of Poughkeepsie Financial, as well as other customary conditions.

                  HUBCO, Inc. is a $3 billion bank holding company which currently owns commercial banks in New Jersey and Connecticut. HUBCO's principal subsidiaries are Hudson United Bank, a $1.7 billion asset institution with 57 banking offices in New Jersey, and Lafayette American Bank, a $1.3 billion asset institution with 27 banking offices in Connecticut. Acquisitions of The Bank of Southington in Connecticut and Security National Bank in New Jersey are in process and are anticipated to close this quarter. HUBCO, Inc. offers a full array of innovative products and services for the retail and commercial market, including imaged checking accounts, 24 hour telephone banking, loans by phone, international services, alternative investments, insurance products, trust services and a wide variety of deposit and loan products.

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